UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: June 29, 2012

WEBTRADEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-127389	Applied For
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Avenue Rd., Suite 200, Toronto, ON, M5R 2G3
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (416) 929 - 1806

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NEWS RELEASE

WEBTRADEX INTERNATIONAL CORP. ANNOUNCES APPOINTMENT OF A NEW CHIEF OPERATING AND INVESTMENT OFFICER

Toronto, June 29, 2012 - Webtradex International Corp. (OTCBB: ZDVN) (“The Company” “Webtradex”) is pleased to announce that it has appointed Jeff Coe as the Company’s Chief Operating and Investment Officer effective July 1, 2012.

Jeff Coe, 39, was raised in Queensland, Australia where he studied Commerce at the University of Queensland. Jeff is a serial entrepreneur turned investor and corporate financier. He is a board member of several European technology companies and has been an active mentor and advisor for Tech Stars Europe, Seed Camp and the European Venture Forum as well as being named one of Europe's top 100 most influential technology experts (The Telegraph). Jeff is a regular keynote speaker and panelist at technology events globally.

Kam Shah, Chairman of the Board, chief financial officer and CEO commented, “The time is right to bring new, innovative voices to the table, the type of people who have been pushing the edge of possibility for the Internet for the last decade. With his business record, his connections and his history of collaborating to make complex ideas a reality, Jeff was an easy choice.”

Jeff Coe commented “This is truly an opportunity of a lifetime to create a new paradigm for the venture capital industry and early stage investments. I’m extremely excited about the massive opportunities that lay ahead for Webtradex.”

About the Company

Webtradex International Corporation is seeking to expand into the internet industry by acquiring and supporting emerging internet-related technologies and other related assets.

For further information regarding this press release, investment opportunities, or other questions, please contact Joe Coe at jeff.coe@webtradex.com phone: +45 53 626 110.

For investor relations contact Jeff Robinson at jeff.robinson@webtradex.com phone: +34 600 115 789.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2012

WEBTRADEX INTERNATIONAL CORPORATION

By: /S/ Kam Shah

Kam Shah
Chief Exective Office